Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130340) pertaining to the SunPower Corporation 2005 Stock Incentive Plan, 1996 Stock Plan, 1988 Incentive Stock Plan and Options Granted to Certain Employees and Consultants of SunPower Corporation, of our report dated July 31, 2006, except for Note 24, as to which the date is August 31, 2006, with respect to the consolidated financial statements of PowerLight Corporation included in SunPower Corporation’s Current Report on Form 8-K dated January 25, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 23, 2007